Contact:	News Release
Laura Gaffin, FHLB Cincinnati	FOR IMMEDIATE RELEASE
513.852.7086 (office) or 513.265.5431 (cell)	February 22, 2022

FHLB CINCINNATI ANNOUNCES 2021 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (the FHLB) today released unaudited financial results for the year ended December 31, 2021.
Operating Results
▪Full Year Comparison: Net income for 2021 was $42 million and ROE was 1.08 percent, compared to net income of $276 million and ROE of 5.78 percent for 2020. The decline in profitability in 2021 compared to 2020 was primarily due to low interest rates and an unprecedented amount of liquidity in the financial markets due to governmental stimulus actions, which impacted the following:
▪Advances. Average Advance balances declined 45 percent. Although Advances grew significantly during the onset of the COVID-19 pandemic as members sought additional liquidity, balances subsequently fell in 2020 and have remained below pre-pandemic levels due to increased liquidity in the financial markets and increased deposit levels at member institutions. Additionally, Advance prepayment fees declined since members prepaid fewer Advances in 2021 than in the prior year.
▪Mortgage Assets. The spreads earned on mortgage assets declined due to the accelerated payoff of higher-yielding mortgages at a faster pace than the associated debt funding them. The historically low long-term interest rates led to prepayments occurring faster than the purchases of new mortgage assets, which also resulted in the average balances of mortgage assets declining 25 percent.
Additionally, the FHLB sold interest rate swaptions in the first quarter of 2020 in response to changes in interest rates, which resulted in net realized gains of approximately $69 million before assessments. The FHLB did not sell any interest rate swaptions in 2021. The FHLB uses swaptions to hedge market risk exposure associated with holding fixed-rate mortgage assets and may sell them to offset the risk incurred due to changes in interest rates.
Despite the lower Advance balances and profitability in 2021, demand for Advances and profitability could improve as one or more of the following occur: reductions in government liquidity programs, changes in the Federal Reserve monetary policy, or a rise in interest rates.

▪Three-Months Comparison: For the three months ended December 31, 2021, net income was $17 million and return on average equity (ROE) was 1.81 percent. This compares to net income of $40 million and ROE of 3.93 percent for the same period of 2020. The decline in profitability was primarily due to unrealized gains on derivatives and instruments held at fair value in the fourth quarter of 2020, which were not experienced in the same period of 2021. Fluctuations in the unrealized gains and losses recorded for these instruments are generally in response to changes in interest rates.
Balance Sheet Highlights
▪Total assets at December 31, 2021 were $60.6 billion, a decrease of $4.7 billion (seven percent) from year-end 2020.
▪Mission Assets and Activities – comprising major activities with members including Advances, Letters of Credit (off-balance sheet), and the Mortgage Purchase Program – was $65.2 billion at December 31, 2021, an increase of $2.0 billion (three percent) from year-end 2020. The growth in Mission Assets and Activities was primarily driven by a $5.8 billion increase in Letters of Credit balances. The increase in Letters of Credit was primarily due to members using them to secure elevated levels of public unit deposits.
▪Total investments at December 31, 2021 were $29.4 billion, an increase of $2.4 billion from year-end 2020. Total investments included $10.8 billion of mortgage-backed securities and $18.6 billion of liquidity investments. The FHLB continued to maintain a robust amount of liquidity in order to meet the borrowing needs of members and to meet all current and anticipated financial commitments.
▪The FHLB exceeded all minimum regulatory capital and liquidity requirements. On December 31, 2021, GAAP capital was $3.8 billion, a decrease of three percent from year-end 2020. The GAAP and regulatory capital-to-assets ratios were 6.26 percent and 6.28 percent, respectively, at December 31, 2021. Retained earnings were $1.3 billion at December 31, 2021, a decrease of one percent from year-end 2020.
Dividend
▪The FHLB paid its stockholders a cash dividend on December 16, 2021 at a 2.00 percent annualized rate, which is 1.88 percentage points above fourth quarter average short-term interest rates. The FHLB computes average short-term interest rates as a blend of 3-month LIBOR and the Federal funds effective rate.
Housing and Community Investment
▪The FHLB annually sets aside a portion of its profits for grants supporting affordable housing. These funds assist members in serving very low-, low-, and moderate-income households and community economic development. The FHLB's net income for 2021 resulted in an accrual of $5 million to the Affordable Housing Program (AHP) pool of funds available to members. Since the inception of the AHP in 1990, the FHLB has awarded nearly $827 million in subsidies towards the creation of more than 102,000 units of affordable housing.
▪In addition to the required AHP assessment, the FHLB disbursed $2.1 million in 2021 through two voluntary housing programs. These programs provide grants to cover accessibility rehabilitation and emergency repairs for special needs and elderly homeowners, and for the replacement or repair of homes damaged or destroyed by natural disasters within the Fifth District.

The FHLB expects to file its 2021 Form 10-K with the Securities and Exchange Commission on or about March 17, 2022.

About the FHLB
The FHLB is a AA+ rated wholesale cooperative bank owned by 618 member financial institutions, including commercial banks, thrifts, credit unions, insurance companies and community development financial institutions in Kentucky, Ohio and Tennessee. The FHLB provides members access to products and services (primarily Advances, which are a readily available, low-cost source of funds, purchases of certain mortgage loans from members, and issuance of Letters of Credit to members) and a competitive return through quarterly dividends on their capital investment in the FHLB. The FHLB funds these products and services by raising private-sector capital from member-stockholders and, with the other Federal Home Loan Banks (FHLBanks) in the FHLBank System, issuing high-quality debt in the global capital markets. The FHLB also funds community investment programs that help its members create affordable housing and promote community economic development.

This news release may contain forward-looking statements that are subject to risks and uncertainties that could affect the FHLB’s financial condition and results of operations. These include, but are not limited to: the effects of economic, financial, and market conditions, including the discontinuation of the London InterBank Offered Rate; legislative or regulatory developments concerning the FHLBank System; financial pressures affecting other FHLBanks; the current COVID-19 global pandemic; competitive forces; and other risks detailed from time to time in the FHLB’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLB undertakes no obligation to update any such statements.

Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)
Dollars in millions

SELECTED BALANCE SHEET ITEMS

	December 31, 2021	December 31, 2020	Percent Change (2)
Total assets	$60,618	$65,296	(7)%
Advances (principal)	22,954	25,007	(8)
Mortgage loans held for portfolio (principal)	7,402	9,316	(21)
Total investments	29,392	27,041	9
Consolidated Obligations	54,440	59,497	(8)
Mandatorily redeemable capital stock	21	19	9
Capital stock	2,490	2,641	(6)
Total retained earnings	1,293	1,304	(1)
Total capital	3,796	3,930	(3)
Regulatory capital (1)	3,804	3,964	(4)

Capital-to-assets ratio (GAAP)	6.26%	6.02%
Capital-to-assets ratio (Regulatory) (1)	6.28	6.07

OPERATING RESULTS

	Three Months Ended December 31,			For the Years Ended December 31,
	2021	2020	Percent Change (2)	2021	2020	Percent Change (2)
Total interest income	$151	$197	(23)%	$635	$1,247	(49)%
Total interest expense	81	116	(30)	358	841	(57)
Net interest income	70	81	(14)	277	406	(32)
Non-interest income (loss)	(28)	(15)	(86)	(138)	(7)	NM
Non-interest expense	23	22	5	92	92	(1)
Affordable Housing Program assessments	2	4	(57)	5	31	(85)
Net income	$17	$40	(57)	$42	$276	(85)

Return on average equity	1.81%	3.93%		1.08%	5.78%
Return on average assets	0.11	0.23		0.07	0.31
Annualized dividend rate	2.00	2.00		2.00	2.23
(1)Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.
(2)Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results. Changes of greater than 100% are shown as “NM” (not meaningful).
###